Exhibit 99.1

INTERNATIONAL SILVER INC.( OTC QB: ISLV)
ACQUIRES ADDITIONAL CLAIMS ADJACENT TO PRINCE MINE

Tucson, Arizona. December 13, 2010 / International Silver Inc. (OTCQB: ISLV) is pleased to announce that it has acquired 35 additional mining claims comprising 690 acres through staking adjacent to the historic Prince Silver Mine in Lincoln County Nevada U.S.A. which the Company has under option for acquisition.  The claims are divided into two blocks on trend with the CM mineralized bed which begins on the Prince Mine property in the Pioche Mining District of Lincoln County, Nevada.  The first block comprises 330 acres which lies along the southern and southwestern projections of the silver lead-zinc replacements of the Prince Mine.  The second block is comprised of 360 acres adjacent to the westward extension of the highly productive Caselton silver-lead-zinc-gold replacement channel also adjacent to the Prince Mine.  Targets in this area consist of silver replacement mineralization along structural intersections primarily developed in the Combined Metals Limestone Unit of the Cambrian Pioche Shale.  Previously mined replacements on the Caselton structural trend are known to have grades averaging 4.9 ounces of silver per ton, 4% lead, 12 % zinc and 0.04 ounces of gold per ton.

The Prince Silver Mine, held under option by International Silver Inc., is a former producer of silver, gold, lead, zinc and manganese sulfide and oxide ores.   Past production from the mine which was last operated in 1951 amounts to 3.6 million ounces of silver, 68 million pounds of lead, 110 million pounds of zinc and 17 thousand ounces of gold from 1.2 million tons of ore.  Past production was from both underground and surface operations which exploited bedded replacements of limestone units within the Cambrian stratigraphic section.  Mineralization as presently exposed in the mine appears to be relatively uniform although displaced by faulting and is found to occur extensively in numerous horizons. The average grade mined from these replacements was 2.9 opt silver, 0.014 opt gold, 2.8 % lead, 4.5 % zinc and 8.5% manganese.   An independent engineers report on the mine indicates that a geologic resource of at least 1.8 million tons of mineralization with similar grade and continuity is present within the previously developed mine area.  Independent sampling by International Silver geologists has confirmed the reported grades of previously mined ore, however, a full exploration program is required to establish reserves that conform with SEC reporting requirements.

The Company objective is to confirm, by drilling, an open pit resource of approximately 15 million tons of near surface oxidized mineralization at similar grades and to confirm by metallurgical testing of the cores collected during drilling that the ore is free leaching with acid and amenable to solvent extraction and electro-winning of zinc (to produce special high grade cathode zinc) and manganese (EMD-electro-manganese dioxide).  Silver and lead will become insoluble sulfates in the leaching process and will be treated as a high grade lead-silver-gold concentrate.

International Silver Inc. is a publicly traded exploration and mine development company whose properties are located in North America, principally in the United States and Mexico.  It currently holds the Leviathan Mine in the Calico Mining District of San Bernardino, California which is comprised of 60 unpatented mining claims (1,242 acres) and hosts three previously worked silver deposits, the Silverado, the Leviathan and the Silver Bow mines.

International Silver also wholly owns a Mexican subsidiary which holds three adjacent mining properties, the El Cumbro, El Cusito and Canada del Oro properties in the Sierra Madre gold belt of southern Sonora State and the La Moneda precious metals property located near Puerto Libertad on the Gulf of Cortez, also in Sonora.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on our current expectations, assumptions and estimates.  Forward looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether International Silver, Inc. (“the Company”) will be able to obtain sufficient financing to continue to meet its operational goals; (b) the Securities and Exchange Commission (“SEC”) permits companies engaged in exploration or mining activities to file reports with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce and views such representations with a great amount of uncertainty; and (c) other risk factors and matters disclosed in the Company’s SEC filings, including its Form 10-K for the period ending December 31, 2009 and its S-1 registration statement, both of which may be accessed at www.sec.gov.  No information contained in this press release should be construed as a representation or indication, in any manner whatsoever, of the present or future value of the Company or its common stock.  Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company.  The Company disclaims any responsibility to update forward looking statements made herein.

For more information contact:

Matthew J. Lang, Vice President Administration & Investor Relation

(520)889-2040 ext. 10

mlang@internationalsilverinc.com